Exhibit 10.33

December 14, 2020

Kelly MacDonald

Subject: Offer Letter

Dear Kelly:

Dynavax Technologies is pleased to offer you the position of Senior Vice President, Chief Financial Officer, on the terms outlined below.  We are excited that you will be joining our team of dedicated and talented professionals focused on investigating, developing and commercializing innovative vaccines to provide protection for an unpredictable world.

As our CFO, you will report to Ryan Spencer, CEO, and work at our facility located at 2100 Powell Street, Suite 900 in Emeryville, California. The Company may change your position, duties, manager, and work location from time to time as it deems necessary.

Our offer of employment is contingent upon your appointment as CFO by the Dynavax Board of Directors.

COMPENSATION & BENEFITS

Your compensation will be $31,250.00 per month, annualized to $375,000.00, less payroll deductions and all required withholdings.  You will be paid semi-monthly on the 15th of each month and on the last day of each month. You will be eligible to participate in the Company’s standard benefit programs including medical, dental, and vision insurance programs for yourself and your qualified dependents beginning on your first day of employment.  There will be an employee contribution for these coverages. Dynavax offers up to 13 company paid holidays per year, life insurance, disability insurance, long-term care insurance, Flexible Spending Account, 401(k) match, and Employee Stock Purchase Plan.  The Company may modify compensation and benefits from time to time as it deems necessary.

As a Director and above level employee, you will be eligible for our “Non-accrual Vacation Policy for Director & Above Employees”. A copy of the policy will be sent to you under separate cover.

BONUS

You are eligible to participate in the Company's Bonus Plan with a target incentive of 50% of your annual base salary.  Your annual cash incentive is 20% based on your individual performance and 80% of the corporate goals. Payment of the Company's Bonus Plan is determined based on your individual performance (including the accomplishment of individual goals) and the Company's accomplishment of approved corporate goals.  The payout of the Company’s Bonus Plan is at the discretion of the Dynavax Board of Directors.  Employees who join the company between January 1st and on the first business day in October of such performance year, will be eligible for prorated annual compensation awards (bonus, merit, and annual equity grant) for their first year of employment.  Employees hired after the first business day in October will be eligible to participate in our annual compensation awards the following year.

2100 Powell Street, Suite 900, Emeryville, California 94608

Phone: 510-848-5100	Toll-Free: 877-848-5100	Fax: 510-848-1327	www.dynavax.com

STOCK OPTIONS

The Company will grant you a stock option to purchase 350,000 shares of the Common Stock of the Company, with an exercise price equal to the closing price of the Common Stock on the date your first day of employment with Dynavax.  Your new hire equity grant will be comprised of NQ stock options issued from our inducement pool. This stock option is subject to all of the terms and conditions set forth in the applicable award agreement and applicable stock incentive plan. Your stock option grant of 350,000 shares of the Common Stock of the Company will vest as follows: one-third (1/3) of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/36 of the Shares subject to the Option shall vest on the last day of each month, provided that vesting shall cease upon termination of your continuous service to the Company.

SIGN-ON BONUS

You will receive a $15,000 sign-on bonus, less applicable withholding deductions that will be paid in the pay cycle after completing 30-days of full-time employment.  If you voluntarily terminate your employment within 12-months of your start date, this amount must be reimbursed to the Company.

RELOCATION BENEFITS

Your relocation package will be paid by Dynavax and will include the following benefits:

•	Pack and move usual and customary household goods from Boston, MA to your residence in San Francisco, CA.
•	Ship and un-pack stored household goods at your residence in San Francisco, CA.
•	Move up to two automobiles from Boston, MA to San Francisco, CA.
•	One-way trip to relocate you and your immediate family including your pet(s) to San Francisco, CA.
o	Economy Plus Class (or equivalent class) airfare arranged through Dynavax’s travel agent in accordance with the company’s travel and expense policy.

If you voluntarily terminate your employment within 12-months of your start date, you must reimburse Dynavax for all relocation expenses that Dynavax paid for or reimbursed you for in connection with your relocation.

The relocation benefits eligible under the IRS will be grossed up to cover appropriate withholding deductions.

OTHER AGREEMENTS

As a Senior Vice President, you will receive our Management Continuity and Severance Agreement (MCSA) at the benefit levels as approved by the Compensation Committee and defined in the agreement.  In addition, you will receive our standard Indemnity Agreement.  Copies of these agreements will be delivered to you as soon as administratively possible after your first day of employment.

EMPLOYMENT VERIFICATION & BACKGROUND CHECK

This offer is subject to your submission of a completed and signed I-9 form within 3 days of your employment, along with satisfactory documentation(s) verifying your identification and right to work in the United States.

Your employment is also contingent upon the acceptable results of reference checks, and background checks, including but not limited to your Social Security number, education, employment, FACIS (Fraud and Abuse Control Information System), credit check, and criminal verification (including the 50-state sex offender database). Any falsification in your employment history, educational and criminal background will result in withdrawal of the offer, or termination of employment, if hired.

COMPANY POLICY & PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As an employee of the Company, you will be expected to abide by Company rules and regulations as well as the Dynavax Code of Business Conduct and Ethics, and to sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information.

WORKING HOURS

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

AT-WILL EMPLOYMENT

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advanced notice. This at-will employment relationship cannot be changed except by written agreement signed by a Company officer.

The employment terms in this letter and your Management Continuity and Severance Agreement (MCSA) supersede any other agreements or promises made to you by anyone, whether oral or written.

Please sign and date this letter and return it via DocuSign to Human Resources by Friday, December 18, 2020, if you wish to accept employment with Dynavax under the terms described above. If you accept our offer, we would like you to start no later than March 1, 2021.

Kelly, we look forward to a favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ RYAN SPENCER

Ryan Spencer

CEO

Accepted:

/s/ KELLY MACDONALD	12/15/2020
Kelly MacDonald	Date

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